EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated September 29, 2006, and, for the purposes described in Section 2.7 hereof, effective as of August 1, 2006 (the “Effective Date”), by and among COMBINE OPTICAL MANAGEMENT CORP. (hereinafter referred to as “Seller”), a Florida corporation having its principal offices at 6001 Broken Sound Parkway, Suite 508, Boca Raton, Florida 33487, NEIL GLACHMAN (hereinafter referred to as the “Shareholder”), an individual residing at 17888 Fieldbrook Circle, Boca Raton, FL 33496, COM ACQUISITION,INC. (hereinafter referred to as the “Purchaser”), a New York corporation with offices at 100 Quentin Roosevelt Boulevard, Suite 508, Garden City, New York 11530, and EMERGING VISION, INC. (hereinafter referred to as “EVI”, and together with Purchaser sometimes hereinafter collectively referred to as the “Purchaser Parties”), a New York corporation with offices at 100 Quentin Roosevelt Boulevard, Suite 508, Garden City, New York 11530. Hereinafter Seller, Shareholder, Purchaser and EVI may sometimes hereinafter collectively be referred to as the “Parties”, and individually as a “Party”.

R E C I T A L S:

WHEREAS, Seller is the owner of all of the Assets (as hereinafter defined), which Assets constitute all of the tangible and intangible assets of Seller, including without limitation, of Seller’s optical group purchasing business, and neutriceuticals developing stage business (collectively, the “Business”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Assets, on the terms, and subject to the conditions, set forth in this Agreement; and

WHEREAS, as an inducement to (i) Purchaser to purchase the Assets on the terms and conditions set forth herein, and as an express condition thereof, Shareholder is joining in the execution and delivery of this Agreement and is bound by all of its terms, and (ii) Seller to the Assets on the terms and conditions set forth herein, and as an express condition thereof, EVI is joining in the execution and delivery of this Agreement and is bound by all of its terms.

NOW, THEREFORE, in consideration of the foregoing recitals, as well as the Parties’ respective promises, representations, covenants and warranties made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.       Definitions. As used herein, the following words and terms shall have the following meanings:

“Agreement” shall mean this Asset Purchase Agreement.

“Assets” shall have the meaning set forth in Subsection 2.1.1 hereof.

“Benefit Plans” shall have the meaning set forth in Subsection 5.1.18 hereof.

“Business” shall have the meaning ascribed thereto in the recitals to this Agreement.

“Business Software” shall have the meaning set forth in Subsection 5.1.14(A) hereof.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement and each of the

Transaction Documents.

“Closing Date” shall have the meaning set forth in Section 4.1 hereof.

“Code” shall have the meaning set forth in Subsection 5.1.18(B) hereof.

“Credit Applications” shall have the meaning set forth in Subsection 2.1.1(C) hereof.

“Employment Agreement” shall mean that certain Employment Agreement, between EVI and Shareholder, being executed and delivered contemporaneously herewith.

“Encumbrances” shall have the meaning set forth in Subsection 2.1.1 hereof.

“Enforceability Exceptions” shall have the meaning set forth in Subsection 5.1.3 hereof.

“EVI” shall mean Emerging Vision, Inc., a New York corporation.

“Excluded Assets” shall have the meaning set forth in Subsection 2.1.2 hereof.

“Fees” shall have the meaning set forth in Section 3.3 hereof.

“Guaranty” shall have the meaning set forth in Subsection 3.4.2 hereof.

“herein”, “hereof” “hereunder” shall have the meaning set forth in Section 12.2 hereof.

“Indemnified Party” shall have the meaning set forth in Section 8.3 hereof.

“Indemnifying Party” shall have the meaning set forth in Section 8.3 hereof.

“Indemnification Notice” shall have the meaning set forth in Section 8.3 hereof.

“Intellectual Property” shall have the meaning set forth in Subsection 2.1.1(G) hereof.

“Inventory” shall have the meaning set forth in Subsection 2.1.1(B) hereof.

“Licensed Software” shall have the meaning set forth in Subsection 5.1.14(B) hereof.

“Losses” shall have the meaning set forth in Section 8.1 hereof.

“Operating Contracts” shall have the meaning set forth in Subsection 2.1.1(F) hereof.

“Option Agreement” shall have the meaning set forth in Subsection 3.5 hereof.

“Owned Software” shall have the meaning set forth in Subsection 5.1.14(A) hereof.

“Party/Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” means any individual, corporation, partnership, firm, group, joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

“Personal Property” shall have the meaning set forth in Subsection 2.1.1(A) hereof.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Party” shall have the meaning set forth in Section 8.1 hereof.

“Qualified Plans” shall have the meaning set forth in Subsection 5.1.18(B) hereof.

“Receivables” shall have the meanings set forth in Subsection 2.1.1(E) hereof.

“Security Agreement shall have the meaning set forth in Subsection 3.4.1 hereof.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Parties” shall have the meaning set forth in Section 5.1 hereof.

“Seller Software” shall have the meaning set forth in Subsection 5.1.14(C) hereof.

“Suppliers” shall have the meaning set forth in Subsection 5.1.26 hereof.

“Transaction Documents” shall have the meaning set forth in Subsection 2.1.2(C) of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1. Purchase and Sale of Assets.

2.1.1     Assets. In accordance with the terms, and subject to the conditions, contained in this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of any and all claims, liens, mortgages, pledges, security interests, charges, rights of others and other encumbrances, of any kind or nature (collectively, “Encumbrances”), and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest (but none of the liabilities associated therewith, if any, all of which liabilities shall be discharged, in full, by Seller on or prior to the Closing) in and to all of the tangible and intangible assets, rights and the businesses (including, without limitation, the Business) of Seller (collectively, the “Assets”), including, but not limited to:

(A)       Personal Property. All of the furniture, fixtures, furnishings, machinery, equipment, computer hardware, peripherals and accessories, office supplies and all other tangible personal property of whatever type or description owned or leased by Seller or otherwise used in the Business, if any, and all attachments thereto and personal property associated therewith (collectively, “Personal Property”), including, without limitation, those items listed on Schedule 2.1.1(A) attached hereto;

(B) INTENTIONALLY OMITTED;
(C) INTENTIONALLY OMITTED;

(D)       Customer Credit Applications. All right, title and interest in and to all of those “at will” written and oral contracts and other agreements more particularly described on Schedule 2.1.1(D) attached hereto (collectively, “Credit Applications”); provided, however, that Purchaser is not assuming, nor is obligated to fulfill, any obligation, guarantee or responsibility to any Person under the Customer Credit Applications.

(E)        Accounts and Receivables. All right, title and interest in accounts receivable due and payable after July 31, 2006, whether or not evidenced by a writing or reflected in the Seller’s financial statements (collectively, “Receivables”);

(F)        Operating Contracts. All rights of Seller pursuant to nondisclosure agreements, confidentiality agreements, invention assignment agreements, covenants not-to-compete, licenses and other material contracts, including, without limitation, those more particularly described on Schedule 2.1.1(F) attached hereto (collectively, "Operating Contracts"); provided, however, that Purchaser is not assuming nor is obligated to fulfill any obligation, guarantee or responsibility to any Person under the Operating Contracts or otherwise which results from the performance or provision of any services or actions taken by Seller, or failure by Seller to provide any services or to take any actions;

(G)       Intellectual Property. All right, title and interest of Seller in and to any and all intellectual property, including, without limitation, the intellectual property more particularly set forth on Schedule 2.1.1(G) attached hereto (collectively, “Intellectual Property”), including, without limitation:

(i)         patents, patent applications, patent disclosures, and improvements thereto, whether registered or unregistered, if any;

(ii)       trademarks, service marks, logos, internet domain names, trade names and corporate names, whether registered or unregistered, and registrations and applications for registration thereof, including, without limitation, the names and marks “Combine”, “Combine Optical Management” and “Neutra Tears”

(iii)       copyrights, whether registered or unregistered, and registration and applications for registration thereof, if any;

(iv)        computer software (including all source or object codes thereof or documentation relating thereto), data, databases and documentation, and software licenses; and

(v)        trade secrets and confidential business information, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable work, financial, marketing and business data, pricing and cost information, business, customer and supplier lists, including, without limitation, the list of customers of Seller annexed hereto as Schedule 2.1.1(G)(v) (collectively, the “Customer List”).

(H)       Other Intangible Property. Except as otherwise specifically provided in this Agreement, all right, title and interest in all:

(i)         franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies for use in connection with the Business;

(ii)         telephone (voice, data and facsimile) numbers, including, without limitation, those more particularly set forth on Schedule 2.1.1(H) annexed hereto, and telephone listings associated therewith;

(iii)         domain names, URL’s, web addresses and other internet addresses, including, without limitation, those more particularly set forth on Schedule 2.1.1(H) annexed hereto; and

(iv) goodwill of Seller.

(I)         Other Assets. All other assets and rights of Seller not specifically enumerated or excluded herein, including, but not limited to, all records relating to products and customers of the Business, copies of records and data maintained on computer systems, all other transferable rights in and to intangible assets used or held for use in the Business, including all goodwill, all proceeds (including insurance policies and proceeds of insurance) and products related to the Assets and the Business, all right, title and interest in and to all books, ledgers, files, documents, correspondence, telephone numbers, telephone directory advertising, all state unemployment and worker's compensation reserve amounts and experience rates to the extent permitted or required under the laws of the State of New York, reports and other printed materials; provided, however, that Seller may retain possession of such books and records that Seller is legally required to maintain, but shall keep such records at its principal place of business and shall provide Purchaser reasonable access thereto after the Closing Date.

2.1.2     Excluded Assets. Notwithstanding anything contained herein to the contrary, the following assets are excluded from the term Assets (collectively, the “Excluded Assets”):

(A)       All cash assets of Seller on deposit in Seller’s checking and savings accounts;

(B) Seller’s corporate seals, minute books and stock books; and

(C)       All of Seller’s right, title and interest in, to and under this Agreement and any and all instruments, documents and agreements being executed and delivered by Seller in connection herewith (collectively, the “Transaction Documents”).

(D)       All accounts receivable related to paid accounts payable prior to August 1, 2006.

Section 2.2. INTENTIONALLY OMITTED

Section 2.3. INTENTIONALLY OMITTED

Section 2.4.     Consents. Notwithstanding anything to the contrary contained herein, in the event any Asset cannot, by its terms, be transferred by Seller without the consent of a third party, such Asset shall not be deemed sold, assigned or delivered hereby unless and until such third party consent is so obtained; it being understood and agreed that Seller shall use its best efforts to obtain any such required consents. If any such consent shall not be obtained (notwithstanding Seller’s exercise of its best efforts to so obtain any such consent), or if any attempted assignment would be ineffective or would impair Purchaser’s rights in, to and/or under the Asset in question so that Purchaser would not, in effect, acquire the benefit of all such rights,

Seller, to the maximum extent permitted by law and the Asset, shall act after the date hereof as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

Section 2.5. No Additional Liabilities Assumed.

2.5.1     Seller’s Breach Under Contracts and Agreements. Purchaser shall not assume, and Seller shall remain liable for, all claims and liabilities, whether arising prior to, on or subsequent to Closing, resulting from, in connection with or incident to Seller’s breach of any covenant, condition or other obligation required of Seller under any contract or agreement including, without limitation, any Customer Contract and/or Operating Contract.

2.5.2     IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT PURCHASER SHALL NOT ASSUME AND IS NOT ASSUMING, NOR SHALL PURCHASER BECOME LIABLE, OBLIGATED OR RESPONSIBLE FOR THE PAYMENT OF, ANY DEBTS, LIABILITIES OR OBLIGATIONS OR THE PERFORMANCE OF ANY DUTIES OF SELLER, OF ANY KIND OR NATURE WHATSOEVER, WHETHER NOW OR HEREAFTER ARISING AND WHETHER CONTINGENT OR LIQUIDATED IN AMOUNT, INCLUDING, WITHOUT LIMITATION, ANY DEBTS, LIABILITIES, OBLIGATIONS OR DUTIES ARISING OUT OF ACCOUNTS PAYABLE, TAX LIABILITIES, EMPLOYEE BENEFITS, CONTRACTS, AGREEMENTS OR OTHER TYPES OF LIABILITIES OF SELLER OR RELATED TO THE OPERATION OF THE BUSINESS. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, BUYER WILL BE RESPONSIBLE FOR ALL OPERATING CONTRACTS AS SET FORTH ON SCHEDULE 2.1.1FWITH RESPECT ONLY TO THOSE SUMS PAYABLE, AND THOSE OBLIGATIONS PERFORMABLE, UNDER SUCH OPERATING CONTRACTS FROM AND AFTER SEPTEMBER 1, 2006.

2.5.3     Buyer will assume liability for all accounts payable associated with accounts receivable due and payable after August 30, 2006.

2.5.4.    Buyer will assume liability of Seller under that certain Essilor Settlement Agreement, dated December, 2003 that shall arise and accrue from and after August 1, 2006.

Section 2.6      Employee Matters. It is expressly agreed that Seller shall remain solely liable for all obligations and/or liabilities to former and current employees of Seller arising out of, or in connection with, the employment relationship, the severance of the employment relationship and/or any obligation that Seller may have to any representative of those employees, and Purchaser shall have no obligation to any former or current employees of Seller, including, but not limited to, any obligation to employ any such employee. Without limiting the generality of the foregoing, it is understood that responsibility for the payment of all compensation, severance, termination pay, employment benefits and the like (collectively, “Employment Obligations”) arising on or before the Closing Date shall be the sole liability and obligation of the Seller. On the Closing Date, Seller shall pay and discharge all accrued and unpaid Employment Obligations arising and/or accruing on or prior to the Closing Date.

Section 2.7      Reconciliation. The Parties hereby acknowledge and agree that: (i) this Agreement is being executed and delivered on September 29, 2006, but the sale of the Assets (and the Business) shall be deemed to be effective as of the Effective Date (i.e., August 1, 2006); and (ii) all profits and losses of Seller from the operation of the Business from August 1 to September 29th are to be allocated to COM. In order to properly effectuate such allocation, Seller shall, on or before October 31, 2006, prepare (at Purchaser’s sole cost and expense) and deliver to Purchaser financial statements reflecting the results of operations of Seller from August 1, 2006 to and including September 30, 2006 (the "Pre-Transfer Period") (these statements are to be prepared through September 30, as opposed to September 29, for ease of reporting the financial information as at the end of a month). To the extent that there are profits from the operation of the Business during the Pre-Transfer Period (hereinafter referred to as "Profits"), Seller shall promptly pay to Purchaser, by check (subject to collection), that sum equal to the Profits. To the extent that there are losses from the operation of the Business during the Pre-Transfer Period (hereinafter referred to as "Losses"), Purchaser shall promptly pay to Seller, by check (subject to collection), that sum equal to the Losses.

ARTICLE III

PURCHASE PRICE; OPTION GRANTS

Section 3.1.    Purchase Price. The purchase price payable for the Assets shall be the aggregate sum of Two Million Four Hundred Seventy-Three Thousand ($2,473,000.00), payable as follows:

3.1.1    Seven Hundred Thousand ($700,000.00) Dollars payable, by certified or bank check, or via wire transfer (to an account designated, in writing, by Seller), simultaneously with the Closing (the “Closing Cash Consideration”);

3.1.2    One Million Two Hundred Seventy-Three Thousand ($1,273,000.00) Dollars payable pursuant to the terms of a Promissory Note to be executed and delivered by Purchaser contemporaneously with the Closing (“Note 1”), which shall provide, among other things, that the principal amount thereof shall be payable, without interest, as follows:

(A)       Four Hundred Ninety-Eight Thousand ($498,000.00) Dollars, payable on the first day of the first calendar month following the expiration of the initial twelve months following the Closing Date;

(B)       Three Hundred Thousand ($300,000.00) Dollars, payable on the first day of the first calendar month following the expiration of the initial twenty-four months following the Closing Date;

(C)       Two Hundred Fifty Thousand ($250,000.00) Dollars, payable on the first day of the first calendar month following the expiration of the initial thirty-six months following the Closing Date; and

(D)       Two Hundred Twenty-Five Thousand ($225,000.00) Dollars, payable on the first day of the first calendar month following the expiration of the initial forty-eight months following the Closing Date.

3.1.3    Five Hundred Thousand ($500,000.00) Dollars, payable pursuant to the terms of a Promissory Note to be executed and delivered by Purchaser simultaneously with the Closing (“Note 2”, and together with Note 1, hereinafter collectively referred to as the “Notes”), which shall provide, among other things, that the principal amount thereof shall be payable, together with interest calculated at the rate of seven (7%) percent per annum, in sixty, equal, consecutive monthly installments, each in the amount of Nine Thousand Nine Hundred Sixty ($9,960.00) Dollars, commencing on the first day of the first calendar month following the Closing Date.

Section 3.2.     Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets acquired hereunder in accordance with the allocations set forth on Schedule 3.2 annexed hereto. It is agreed that the allocations set forth on Schedule 3.2 were arrived at by arm’s length negotiation, and properly reflect the respective fair market values of the Assets. The Parties each hereby covenant and agree that they will not take a position on any tax returns, before any governmental agency charged with the collection of any taxes, or in any judicial proceeding that is in any way inconsistent with the representations contained in this Section 3.2, or the allocations set forth on Schedule 3.2.

Section 3.3.    Sales Taxes, Transfer Taxes and Filing Fees. Seller shall be responsible for, and shall promptly pay any and all costs and expenses for taxes (including, without limitation, applicable sales taxes) and charges in connection with the transfer of the Assets (collectively, the "Fees"). Seller warrants that it has the financial resources to pay the Fees and will not fail to pay the Fees on or prior to the Closing, when due. Purchaser shall be responsible for and shall promptly pay any and all costs and expenses for all documentary, recording or filing fees in connection with recording of all financing statements, promissory notes and other instruments necessary to perfect Seller’s security interest granted pursuant to the terms of the Security Agreement (as hereinafter defined).

Section 3.4 Security Agreement and Guaranty.

3.4.1     Security Agreement. As security for the performance of Purchaser’s obligations under the Notes, contemporaneously with the Closing, Purchaser’s shall grant to Seller a security interest in all of the assets of Purchaser, including, without limitation, the Assets, which shall be subject to the terms and conditions set forth in a certain Security Agreement to be executed and delivered by the Purchaser and Seller at Closing (the “Security Agreement”). Purchaser represents that there are no other security interest in the assets of Purchaser and Purchaser further represents that Seller shall be granted a “first mortgage” security interest in all of the assets of the Purchaser.

3.4.2 INTENTIONALLY OMITTED

Section 3.5       Option Grants. As additional consideration for the performance of Seller’s covenants herein, contemporaneously with the Closing Purchaser shall cause to be issued to Seller Three Million Five Hundred Fifteen Thousand Six Hundred Twenty-Five (3,515,625) options to purchase the Common Stock of EVI (each and “Option”, and collectively, the “Options”), Purchaser’s parent company, which shall be subject to the terms and conditions set forth in a certain Option Agreement to be executed and delivered by EVI and Seller at Closing (the “Option Agreement”). The Option Agreement shall provide, among other things, that the Seller shall have the right, following the initial four (4) years of the term of the Option Agreement (or earlier in the event of an uncured default as described in Section 4(f) of the Option Agreement) and at any time thereafter through and including the expiration date of the Option Agreement, to require EVI to purchase from Seller up to an aggregate maximum of Two Million One Hundred Eighty-Seven Thousand Five Hundred (2,187,500) Options, at a price per option of thirty-two ($0.32) cents.

ARTICLE IV

CLOSING; DELIVERIES

Section 4.1.    Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the principal office of Seller located at 6001 Broken Sound Parkway, Boca Raton, FL 33496 10:00 a.m. on September 29, 2006, or at such other place, time and date as the Parties may agree in writing. The time and date upon which the Closing occurs is referred to herein as the "Closing Date."

Section 4.2.    Deliveries by Seller Parties. At the Closing, the Seller Parties shall deliver (or shall cause to be delivered) to Purchaser the following duly executed documents, which shall be in form and substance reasonably acceptable to Purchaser:

4.2.1 Bill of Sale evidencing the sale of the Assets herein;

4.2.2 Assignment of Lease;

4.2.3 Trademark Assignment and Telephone Assignment;

4.2.4    a certificate of incumbency certified by the secretary of each of the Seller, together with a certified copy, dated as of the Closing, of the resolutions of the board of directors and sole shareholder of Seller, unanimously approving and authorizing the execution and performance of the covenants contained in this Agreement and each of the Transaction Documents;

4.2.5     true and correct copies, certified by the secretary of the Seller, of the Certificate of Incorporation and Bylaws of Seller;

4.2.6 INTENTIONALLY OMITTED

4.2.7 such other certificates or documents reasonably required by Purchaser;

4.2.8     original counterparts of all of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, if any, computer programs and software, data bases whether in the form of diskettes, computer takes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller that are included in the Assets;

4.2.9 INTENTIONALLY OMITTED

4.2.10 INTENTIONALLY OMITTED

4.2.11 the Employment Agreement;

4.2.12 the Option Agreement; and

4.2.13 the Security Agreement.

Section 4.3.    Purchaser’s Deliveries at Closing. At Closing, Purchaser shall deliver (or cause to be delivered) to Seller the following:

4.3.1     a certified or bank check, or wire transfer to an account designated, in writing, by Seller, in the aggregate sum of Seven Hundred ($700,000.00) Dollars, in payment of the Closing Cash Consideration;

4.3.2 the Option Agreement;

4.3.3 the Security Agreement;

4.3.4 the Employment Agreement;

4.3.5 INTENTIONALLY OMITTED

4.3.6 the Notes.

Section 4.4     Possession. Possession of the Assets shall be delivered to Purchaser on the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1.     Representations and Warranties of the Seller Parties. Seller and Shareholder (sometimes hereinafter collectively referred to as the “Seller Parties”, and individually as a “Seller Party”), hereby jointly and severally represent and warrant to the Purchaser Parties that the following representations and warranties are true, accurate and complete on the Closing Date (i.e., September 29, 2006), each of which shall be unaffected by any investigation heretofore or hereafter made by the Purchaser Parties, or any actual or constructive knowledge of the Purchaser Parties that any of the same shall not be true, accurate and complete:

5.1.1     Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the full power and authority (corporate and otherwise) to own and lease its properties, and to operate its business (including, without limitation, the Business) in Palm Beach County, Florida.

5.1.2     Authorization for Agreement. The execution, delivery and performance of this Agreement and each of the Transaction Documents by the Seller Parties, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (corporate and otherwise) of the Seller Parties, and all requisite actions (corporate and otherwise) have been taken by each of the Seller Parties to carry out the terms of this Agreement and each of the Transaction Documents.

5.1.3     Authority. The Seller Parties have the full legal right, power and authority to enter into this Agreement and each of the Transaction Documents, and to consummate the transactions contemplated hereby and thereby. Neither the execution nor the delivery of this Agreement and each of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, conflict or will conflict with or result or will result in a breach of the Seller’ Certificates of Incorporation or Bylaws, or the terms, conditions or provisions of any contract, agreement, commitment or undertaking to which any Seller Party is a party or by which any Seller Party, the Business or Assets are bound. This Agreement and each of the Transaction Documents constitute the valid and binding obligation of the Seller Parties, enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws (collectively, the “Enforceability Exceptions”).

5.1.4     Shareholders; Subsidiaries. Shareholder is the sole shareholder of Seller. Seller has no subsidiaries.

5.1.5     Liabilities. Except as set forth on Schedule 5.1.5 hereto, Seller has no liabilities, fixed or contingent, of any kind or nature, and nor is there any basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any liabilities.

5.1.6     Personal Property. Schedule 2.1.1(A) hereto contains an accurate and complete list and description of all Personal Property owned by Seller. All items of Personal Property are in good working order and condition, ordinary wear and tear excepted, free from defects (latent and patent), have been maintained in accordance with normal industry practice, and are suitable for the purposes for which they are presently used.

5.1.7     Good Title to Assets; No Encumbrances. Seller is the sole and exclusive legal and beneficial owners of, and have good, valid and marketable title to, all of the Assets, free and clear of all Encumbrances. The Assets constitute all of the assets used in connection with the operation and conduct of the Business.

5.1.8 Financial Information.

(A)       The Seller Parties previously provided to Purchaser unaudited Financial Statements of Seller for the calendar years 2004 and 2005 and internally prepared P&L Statement January thru June 2006. (collectively, the "Financial Statements"). Annexed hereto as Schedule 5.1.8 is a true, correct and complete copy of the Financial Statements. The Financial Statements are complete and correct in all material respects; are in accordance with the books of account, ledgers and records of Seller; have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as noted therein; and present fairly the financial condition and results of operation of Seller.

(B)        The Company has heretofore delivered to Purchaser copies of Form 1120, U.S. Corporation Income Tax Return, for the calendar year ended 2005 (the “Tax Return”). The information contained in the Tax Return is true, correct and complete.

5.1.9 Inventory. Seller has no Inventory.

5.1.10 INTENTIONALLY OMITTED.

5.1.11   Customer List. The Customer List: (A) contains a complete and accurate list of all of the past and present customers of Seller (collectively, “Customers”), (B) all Customers were obtained exclusively through the efforts of the Seller Parties and their respective employees; (C) the Seller is the sole legal and beneficial owners of the Customer List, free and clear of any and all Encumbrances, and no other Person has any legal or equitable ownership or property interest in the Customer List; (C) the personal information of each Customer (e.g., address, telephone number, prescription information), as set forth on the Customer List, is, to the best knowledge of the Seller Parties, accurate and complete; (D) the sale of the Customer List to Purchaser does not violate any legal obligation of the Seller Parties, including, without limitation, any obligations of confidentiality and privacy.

5.1.12    Accounts and Notes Receivable. Schedule 5.1.12(a) hereto contains a complete and accurate list of all Receivables of Seller due and payable after July 31, 2006. To the Seller Parties’ knowledge, the Accounts Receivable are not subject to any specific offset, recoupment, counterclaim, claim or defense. All receivables are valid and legally binding, represent bona-fide transactions, and arose in the ordinary course of the Business. Seller Parties shall have no liability to the extent that there are Receivables that are not collectable.

5.1.13   Operating Contracts. Schedule 2.1.1(F) hereto contains a complete and accurate list of all Operating Contracts as of the Closing Date. Seller has complied with all commitments and obligations pertaining to them, and are not in default, under such Operating Contracts.

5.1.14 Computer Software; Other Intellectual Property.

(A)      Schedule 5.1.14 contains a complete and accurate list of the computer software that is owned by Seller and used in the Business (the "Owned Software"), including, without limitation, commercially available business systems, software applications and other commercially available over-the-counter "shrink-wrap" software that is generally used by Seller in the ordinary course of its business (the "Business Software"). Seller has exclusive rights and title to the Owned Software, free and clear of all claims, including claims or rights of joint owners and employees, agents, consultants, customers, licensees or any other parties who may have been involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Seller is the sole owner of all right, title and interest in and to the software resulting from the work performed by each employee, contract programmer, independent contractor, non-employee agent and person or other entity who has performed development or computer programming services for Seller in connection with the Owned Software.

(B)        Schedule 5.1.14 hereto contains a complete and accurate list of all software of which Seller is licensee or lessee or that Seller otherwise has obtained the right to use, if any (collectively, the "Licensed Software"). Seller has the right to use, modify and copy software necessary to operate the Business, free and clear of any limitations or Encumbrances. Seller is in full compliance with all provisions of each license, lease or other agreement relating to the Licensed Software.

(C)       The Owned Software, the Licensed Software, and the Business Software constitute all software used in the Business (the "Seller Software"). The transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Seller Software or impair Seller’s ability to use the Seller Software in the same manner as the Seller Software is currently used or is contemplated to be used by Seller. Seller has neither infringed nor are infringing any intellectual property rights of any third party with respect to the Owned Software.

(D)       Seller and each other party to any licensing, leasing or similar arrangements under which Seller is the licensor or lessor or has otherwise granted the right to use the Seller Software are in full compliance therewith and are not in breach of their respective obligations with respect thereto. Seller is not a party to any license, installation agreement, maintenance agreement, data processing agreement, services agreement or other agreement pursuant to which it is committed to perform software installation, modifications, enhancements or services without payment or for payments that, in the aggregate, are less than the cost to perform such installation, modifications, enhancements or services.

(E)        Schedule 5.1.14 hereto sets forth a complete and correct list and summary description of all patents, patent applications, patent disclosures, and improvements thereto, whether registered or unregistered, if any, trademarks, service marks, logos, internet domain names, trade names and corporate names, whether registered or unregistered, and registrations and applications for registration thereof, copyrights, whether registered or unregistered, and registration and applications for registration thereof, together with a complete list of all licenses granted by or to Seller with respect to any of the above. Seller validly owns or is validly licensed to use all inventions, processes, know-how, formulas, patterns, designs, trade secrets and confidential information that are used in the conduct of the Business as now conducted. No option, license, sublicense or other agreement has been granted in respect of any patent, trademark, brand name, trade secret, confidential information, copyright or pending application therefor listed in Schedule 5.1.14 hereto. Neither the Owned Software nor any of Seller’s other owned Intellectual Property infringes any patent, trademark, service mark, trade or company name, copyright or application therefor or any other related technological right of any other person. None of the rights of Seller described in this Section 5.1.14 will be impaired in any way by the transactions provided for herein, and all of such rights will be fully enforceable after the Closing Date without the consent or agreement of any other party.

(F)        Seller has taken all reasonable actions to protect all trade secrets and confidential information associated with the Business.

(G)       The Intellectual Property is adequate for the operation of the Business as currently conducted and as proposed to be conducted.

5.1.15   Intangible Property. Schedule 5.1.15 contains a complete and accurate list and summary description of all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including any such item relating to the payment of any federal, state or local tax), franchises, approvals, permits, licenses, orders, regulations, certificates, variances and similar rights obtained from governments and governmental agencies owned or held by Seller, all of which are now valid, in good standing and in full force and effect. Such franchises, approvals, permits, licenses, orders, regulations, certificates, variances and similar rights and adequate for the operation of the Business as presently constituted.

5.1.16 INTENTIONALLY OMITTED

5.1.17   Employees. Schedule 5.1.17 contains a complete and accurate list of all officers, directors and employees employed in connection with the Business and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively), job title and date of employment. Seller is and has been, at all times, in compliance with all federal, state and local laws, rules and regulations with respect to employment, wages, hours and benefits. Seller is not engaged in any unfair labor practices nor are any unfair labor practices or other complaints against Seller filed with, or threatened to be filed with or by the National Labor Relations Board, Equal Employment Opportunity Commission, Department of Labor or any similar agency or instrumentality of any state or local government.

5.1.18   Benefit Plans. Other than Seller’s health insurance plan, Seller has no employee benefit plans (the "Benefit Plans"), including, without limitation, pension, health insurance, employment agreements and any other agreements containing "golden parachute" provisions, and deferred compensation agreements. Seller is in compliance with all material provisions of Seller’s health insurance plans.

5.1.19  Action and Litigation. Seller is not in default under any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller. There are no charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands pending or threatened against or affecting Seller, at law or in equity, by third parties, or others, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over them. There are no claims, actions, suits or proceedings, whether pending or threatened, against or affecting the Business, Seller or the Assets. Seller has conducted and is conducting the Business in compliance with all requirements, standards, criteria and conditions set forth in applicable federal, state and local laws, statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, and the Business is not in violation of any of the foregoing which might adversely affect the operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Business.

5.1.20  Tax Returns and Audits. Seller has timely filed all requisite federal, state and other tax returns for all fiscal periods ending on or before the Closing Date. Seller has currently paid, when due, all taxes levied and imposed in connection with the operation of its Business, including, without limitation, applicable sales and use taxes, social security taxes, business license taxes, federal and state income taxes, employment taxes, federal and state withholding taxes, unemployment taxes, workmen's compensation taxes, franchise taxes, property taxes, ad valorem taxes and all similar taxes. There are no open years, examinations in progress or claims against them for federal, state or other taxes (including penalties and interest) for any period or periods prior to and including the Closing Date, and no notice of any claim, whether pending or threatened, for taxes has been received.

5.1.21 Contracts, Leases and Commitments.

(A)       The Operating Contracts and Customer Contracts are sometimes hereinafter collectively referred to as the “Subject Agreements”.

(B)        Seller has delivered to Purchaser a true and correct copy of each of the Subject Agreements, together with any and all amendments thereto.

(C)       None of the Subject Agreements terminates or is cancelable by its terms as a result of the execution and delivery of this Agreements or any of the Transaction Documents and/or the consummation of the transactions contemplated hereby or thereby.

(D)       Each of the Subject Agreements is the valid, binding obligation of all parties thereto, enforceable and in full force and effect.

(E)        There is no existing breach of any of the terms of any of the Subject Agreements by the Seller Parties or any other party thereto, and no event has occurred which, with the lapse of time or the giving of notice to both, could constitute a breach of any Subject Agreements by the Seller Parties or any other party thereto, or give rise to a right on the part of the Seller Parties or any party thereto to terminate such Subject Agreement or to deprive the Seller Parties or any other party thereto of any right, or accelerate any of their respective obligations, thereunder. Without limiting the generality of the foregoing, all rents and all other payments, of any kind or nature, payable pursuant to the terms of the Subject Agreements, have been timely paid, in full.

(G)       The Seller Parties have performed and are performing all obligations required to be performed by them under each of the Subject Agreements.

(H) Without limiting the generality of the foregoing:

(i) Seller Parties represent and warrant that they have heretofore provided Purchaser with a true and complete copy of Seller’s contracts with Tura, LP (“Tura”, and such contract being the “Tura Contract”). The Tura Contract provides, among other things, that Seller has deposited with Tura the aggregate sum of Three Thousand ($3,000.00) Dollars (the “Tura Deposit”) as security for the performance of Seller’s obligations under the Tura Contract. Purchaser is, contemporaneously herewith, paying to Seller the sum of Three Thousand ($3,000.00) Dollars in replacement of the Tura Deposit. Seller Parties represent that the Tura Deposit is currently Three Thousand ($3,000.00) Dollars, and there have been no deductions made from, or offsets applied against, the Tura Deposit, and there are no claims or basis, of any kind, upon which Tura shall be entitled to make any such deductions or setoffs. Seller Parties hereby sell, assign and transfer to the Purchaser Parties all right, title and interest in and to the Tura Deposit, and, upon the return thereof by Tura, Seller Parties shall promptly pay and deliver to the Purchaser Parties the entire amount of the Tura Deposit; and

(ii) Seller Parties represent and warrant that they shall, promptly following the Closing, provided Purchaser with a true and complete copy of Seller’s contracts with Imperial Optical Inc. (“Imperial”, and such contract being the “Imperial Contract”). The Imperial Contract provides, among other things, that Seller has deposited with Imperial the aggregate sum of Twenty Thousand ($20,000.00) Dollars (the “Imperial Deposit”) as security for the performance of Seller’s obligations under the Imperial Contract. Purchaser shall pay Seller the sum of Twenty Thousand ($20,000.00) Dollars in replacement of the Imperial Deposit within ten (10) days following Purchaser’s receipt of a true and complete copy of the Imperial Contract (such date being the “Return Date”). Seller Parties represent that the Imperial Deposit is currently, and, on the Return Date shall be, Twenty Thousand ($20,000.00) Dollars, that there have been no deductions made from, or offsets applied against, the Imperial Deposit, and there are no claims or basis, of any kind, upon which Imperial shall be entitled to make any such deductions or setoffs. Seller Parties hereby sell, assign and transfer to the Purchaser Parties all right, title and interest in and to the Imperial Deposit, and, upon the return thereof by Imperial, Seller Parties shall promptly pay and deliver to the Purchaser Parties the entire amount of the Imperial Deposit.

(iii) Seller has established those certain letters of credit of credit more particularly identified on Schedule 5.1.21(H) annexed hereto (each a “Letter of Credit”, and collectively, the “Letters of Credit”). The Letters of Credit are each in good standing in accordance with their respective terms, and no beneficiary thereunder has sought to collect any sums under the Letters of Credit. No beneficiary under any of the Letters of Credit have requested or demanded that the dollar amount of the Letters of Credit be increased, other than the Letter of Credit under which Luxottica is the beneficiary, which has been requested, by Luxottica, to be increased from $250,000 to $450,000. Within thirty (30) days following the Closing, Purchaser shall endeavor to replace the Letters of Credit with new letters of credit drawn by Purchaser for the benefit of the respective beneficiaries under the Letters of Credit, in substantially the same form, and in the same amount, as each of the Letters of Credit (the “Replacement Letter of Credit”). Purchaser shall use commercially reasonable efforts to maintain in effect the Replacement Letters of Credit for as long as the Purchaser shall be required to do so as a condition, by the beneficiary thereunder, to the continuation of a business relationship with such beneficiary. If required by any beneficiary under Letters of Credit, Purchaser shall be required to increase the dollar amount of the Replacement Letters of Credit if, and then only to the extent, that any such increase shall be commercially reasonable.

5.1.22   INTENTIONALLY OMITTED.

5.1.23   Outstanding Liabilities. Seller has paid or made arrangements for the payment of all monies and similar indebtedness owed to any of its creditors in such a manner so as to prevent Purchaser from incurring any liability for the payment thereof, or interruption of its business operations in connection therewith.

5.1.24   No Interest In Other Entities. Seller owns no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person. Seller’s interest in the Assets is held directly by Seller, and not through any Person. Shareholder has an ownership interest in the entities set forth on Schedule 5.1.24 annexed hereto; none of which have any direct or indirect interest, of any kind, in the Assets and/or Business of Seller.

5.1.25   Brokers’ Fees. The Seller Parties have not engaged any broker or finder, and shall the Seller Parties shall, jointly and severally, indemnify Purchaser against any and all claims for payment of brokerage commissions or finder's fee, in connection with the transactions contemplated herein.

5.1.26   Suppliers. Schedule 5.1.26 hereto contains a complete list of all suppliers providing products and services to Seller, whether or not in connection with the Business (collectively, “Suppliers”). The Suppliers are all of the suppliers necessary to the operation of the Business. Seller’s relationships with the Suppliers are in good standing, and Seller has no knowledge of any fact or circumstances that exists that could adversely affect such relationships.

5.1.27   Owns No Property Used by Seller. Neither Shareholder, nor any Person with whom the Shareholder is affiliated, directly or indirectly, owns any property or rights, tangible or intangible, which are used in the business of Seller (including, without limitation, the Business).

5.1.28   No Misrepresentations. No representation, warranty or statement of the Seller Parties contained in this Agreement or any of the Transaction Documents or in any of the exhibits and schedules attached hereto or thereto contains any untrue statement of fact, nor omits to state any fact necessary to make the representations, warranties and statements contained herein or therein, not misleading.

Section 5.2.    Representations and Warranties of Purchaser. Purchaser Parties hereby represent and warrant to Seller that the following representations and warranties are true, accurate and complete on the Closing Date (i.e., September 29, 2006), each of which shall be unaffected by any investigation heretofore or hereafter made by the Seller Parties, or any actual or constructive knowledge of the Seller Parties that any of the same shall not be true, accurate and complete.

5.2.1   Organization and Good Standing. Purchaser Parties are New York corporations duly organized, validly existing and in good standing under the laws of the State of New York, and have the full power and authority to own and lease their respective properties and to operate their respective business in all places where it does business.

5.2.2     Authorization for Agreement. The execution and delivery of this Agreement and each of the Transaction Documents to which they are a party has been duly authorized, and all requisite corporate actions have been taken by Purchaser Parties to carry out the terms of this Agreement, and each of the Transaction Documents to which they are a party.

5.2.3     Legal Authority. Purchaser Parties have the full legal right, power and authority to enter into this Agreement and each of the Transaction Documents to which they are a party and to consummate the transactions contemplated hereby and thereby to the extent required. Neither the execution nor delivery of this Agreement and the Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby conflicts or will conflict with or results or will result in a breach of Purchaser Parties’ respective Certificate of Incorporation, or the terms, conditions or provisions of any undertaking to which Purchaser Parties are a party or by which Purchaser Parties or their respective business or assets are bound.

5.2.4     Valid and Binding Obligation. This Agreement and each of the Transaction Documents constitute the valid and binding obligation of Purchaser Parties, enforceable in accordance with their respective terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.2.5      No Misrepresentations. No representation, warranty or statement of Purchaser Parties contained in this Agreement or any of the Transaction Documents or in any of the exhibits and schedules attached hereto or thereto contains any untrue statement of fact, nor omits to state any fact necessary to make the representations, warranties and statements contained herein or therein, not misleading.

ARTICLE VI

INTENTIONALLY OMITTED

ARTICLE VII

INTENTIONALLY OMITTED

ARTICLE VIII

INDEMNIFICATION

Section 8.1      Indemnification by Seller Parties. The Seller Parties hereby agree to jointly and severally indemnify, defend and hold harmless Purchaser Parties and their respective officers, directors, equity holders, employees, agents, representatives, affiliates, successors and assigns (each an “Indemnified Purchaser Party”) of, from, against, and in respect of or relating (directly or indirectly) to any and all loss, liability, claim, damages, cost, fees and expense (including, without limitation, reasonable attorneys’ fees and disbursements), of any kind and description, inchoate or otherwise (collectively, “Losses”), resulting (directly or indirectly) from, relating to or incident to:

8.1.1     Any and all Encumbrances (including leases) against any of the Assets, and all other liabilities and obligations of or relating to the Seller Parties, the Assets and/or the Business, whether known or unknown, mature or contingent;

8.1.2    Any misrepresentation, breach of representation or warranty, or breach or nonfulfillment of any covenant or obligation on the part of the Seller Parties made or given in or with respect to this Agreement or any of the Transaction Documents, or from any misrepresentation in or omission from any schedule hereto or other instrument furnished or to be furnished to Purchaser in connection with the transactions provided for in this Agreement, subject to the limitation set forth in Section 5.1.12 hereof; and

8.1.3    Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including reasonable attorney, engineer, and expert witness fees) incident to any of the foregoing provisions or that arise from facts and circumstances existing on or prior to the Closing. The Seller Parties hereby waive any and all contractual, statutory and other causes of action, at law or in equity, which the Seller Parties have or may have now or in the future against Purchaser Parties or any Indemnified Purchaser Party arising out of or in any manner connected with the foregoing. Without limiting the generality of the foregoing, the Seller Parties agree that they will continue to defend, at their own expense, any pending or future actions against the Seller Parties which are based on dealings prior to the Closing Date with customers, suppliers and other parties associated with the Business.

Section 8.2      Indemnification by Purchaser Parties. Purchaser Parties hereby agree, jointly and severally, to indemnify, defend and hold harmless the Seller Parties and their respective officers, directors, employees, agents, representatives, successors and assigns of, from, against, and in respect of or relating (directly or indirectly) to any and all Losses resulting (directly or indirectly) from, relating to or incident to:

8.2.1     Any misrepresentation, breach of representation or warranty, or breach or nonfulfillment of any covenant or obligation on the part of Purchaser made or given in or with respect to this Agreement or any Transaction Documents; and

8.2.3     Any actions, suits, proceedings, claims, demands, assessments, judgments, cost and expenses (including attorney, engineer and expert witness fees) incident to any of the foregoing provisions or that relate to facts or circumstances arising following the Closing.

Without limiting the generality of the foregoing, the Purchaser Parties agree that they will defend, at its own expense, any future actions against Purchaser Parties which are based on Purchaser Parties’ dealings following the Closing Date with customers, suppliers and other parties associated with the Business.

Section 8.3     Notice and Payment. A Party entitled to indemnification pursuant to Section 8.1 or 8.2 hereof (an “Indemnified Party”) shall give written notice to the Party responsible for indemnification pursuant to Sections 8.1 or 8.2 hereof (an “Indemnifying Party”) of any claim, suit, liability or demand which gives rise to indemnification by an Indemnifying Party pursuant to this Agreement (hereinafter referred to as an "Indemnification Notice"). Such Indemnification Notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the loss that has been or may be sustained by the Indemnified Party.

8.3.1     With respect to third party claims, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any matter involving the asserted liability of the Indemnifying Party so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to compromise or defend such asserted liability, the Indemnifying Party shall, within 15 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense; provided that the Indemnifying Party’s counsel shall be lead counsel. After the Indemnifying Party shall have notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket expenses and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. If the Indemnifying Party desires to accept a final and complete reasonable settlement of asserted liability and the Indemnified Party refuses to consent to such reasonable settlement, then the Indemnified Party’s liability under this Article 8 with respect to such asserted liability shall be limited to the amount so offered (and accepted) in settlement and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim.

8.3.2     If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fail to diligently pursue such defense, the Indemnified Party may undertake such defense through counsel of its own choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith; provided, however, that the Indemnified Party shall not settle any such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

8.3.3     All sums paid by the Indemnified Party for which the Indemnifying Party is obligated to reimburse the Indemnified Party under this Article 8 (together with interest thereon from the date of the Indemnified Party’s payment of any amounts until paid in full) shall be paid within ten days of demand with interest calculated at the maximum rate allowed under New York State law.

ARTICLE IX

NON-COMPETION AND NON-DISCLOSURE

Section 9.1      Non-competition and Non-disclosure. The Seller Parties agree that, for a period of five (5) years following the Closing Date, they shall not, directly or indirectly, for themselves or for or through their respective officers, directors, shareholders, employees, agents, affiliates or subsidiaries:

9.1.1     Non-solicitation of Customers. Solicit or attempt to solicit any present, future or prospective customers of Seller or Purchaser, directly or indirectly, to induce or encourage them to acquire or obtain from anyone other than the Purchaser, services competitive with or substitute for any service provided by the Business, Seller and/or Purchaser;

9.1.2     Non-solicitation of Employees. Employ, induce, solicit for employment, or assist others in employing, inducing or soliciting for employment any individual who is at any time during such period an employee of the Purchaser for the purpose of providing services that are the same or similar to the types of services offered, or engaged in, by Seller, the Business or Purchaser as of the date of this Agreement;

9.1.3     Non-competition. Engage, directly or indirectly, in any business which is the same or similar to the businesses of Seller, including, without limitation, the Business, whether such engagement be as an employer, officer, director, owner, investor, employee, partner or consultant. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Seller Parties, its officers, directors or employees from acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter;

9.1.4     Proprietary Information. Not disclose, at any time, now or in the future, Seller’s or Purchaser's proprietary information, trade secrets, customers, or other confidential information, including, but not limited to, nonpublic financial statements, price lists and pricing information, information concerning costs, charges, operating procedures and results, marketing and business plans, mailing lists, marketing research, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever (collectively, the “Proprietary Information”).

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.1 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 9.2      Specific Performance. Each of the Parties acknowledges and agrees that the Purchaser would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which Purchaser may be entitled, at law or equity.

Section 9.3      Reasonable Restraint. It is agreed between the parties that the foregoing covenants in this Article 9 impose a reasonable restraint on the Seller Parties in light of the activities and business of the Seller Parties as of the date of this Agreement.

Section 9.4.     Severability. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

Section 9.5.    INTENTIONALLY OMITTED

Section 9.6.    Materiality. The Seller Parties hereby agree that this Article 9 is a material and substantial part of the transactions contemplated hereby.

Section 9.7.     Limited Release. Notwithstanding anything herein to the contrary, in the event that Purchaser Parties shall be in default under the Notes, in respect of the Purchaser Parties’ failure to timely and fully make any payments of principal, interest or other sums payable under the Notes, and such default shall continue following the giving of any required notice and the expiration of any applicable cure and/or grace period, then, in such event: (i) if such uncured default shall have occurred within the initial thirteen (13) months following the Closing Date, the Seller Parties shall (subject, however to the terms and conditions of the Employment Agreement as they relate to the Shareholder, which shall be independent of the provisions of this Agreement, including, without limitation, this Section 9.7) be relieved, from and after such date, of their covenants under Section 9.1 hereof only as the same involve the Business (as specifically defined in this Agreement), whether now or hereafter operated by Seller and/or COM; or (ii) if such uncured default shall have occurred following the initial thirteen (13) months following the Closing Date, and such uncured default shall not thereafter be cured (or, if the principal of the Notes shall have been properly accelerated as a result of such uncured default, then all such accelerated sums shall not thereafter be paid in full) within one hundred twenty (120) additional days (following the expiration of the initial applicable cure period), then, the Seller Parties shall (subject, however to the terms and conditions of the Employment Agreement as they relate to the Shareholder, which shall be independent of the provisions of this Agreement, including, without limitation, this Section 9.7) be relieved, from and after such date, of their covenants under Section 9.1 hereof only as the same involve the Business (as specifically defined in this Agreement), whether now or hereafter operated by Seller and/or COM.

ARTICLE X

INTENTIONALLY OMITTED

ARTICLE XI

POST-CLOSING COVENANTS OF SELLER PARTIES

Section 11.1    Further Assurances. The Seller Parties shall execute and deliver or cause to be executed and delivered such further instruments and take such other action as Purchaser may require to more effectively carry out the transfer of the Assets and the consummation of the matters contemplated by this Agreement, including, without limitation, the execution and delivery of all instruments necessary or desirable to transfer, in the name of Purchaser (or its designees) all domain names, URL’s, web addresses and telephone numbers.

Section 11.2    Collection of Receivables. After Closing, Purchaser shall have the sole right to collect and to endorse with the name of Seller any checks received on account of any Receivables with corresponding payables due and payable after July 31, 2006. If Seller receives payment in respect of any Receivables following the Closing Date for purchases due and payable after July 31, 2006, Seller shall be deemed to hold such payment in trust for the benefit of Purchaser, and Seller shall remit such payments to Purchaser within five (5) days of receipt thereof.

Section 11.3    Retention of Retained Business Records. Seller agrees that prior to the destruction of any business records which deal with matters prior to the Closing Date and which are not transferred to Purchaser pursuant to this Agreement, Seller will advise Purchaser, in writing, of such intended destruction. If, within thirty (30) days after such notice, Purchaser notifies Seller that Purchaser wishes to have such records preserved, Seller shall deliver such records to Purchaser, at Purchaser's expense.

Section 11.4    Support Services. The Seller Parties shall provide Purchaser with any and all assistance reasonably requested, from time to time, by Purchaser in connection with the consummation of the transactions contemplated hereby and the transition and continuation of the Business (by Purchaser or its successors and/or assigns) following the Closing. Without limiting the generality of the foregoing, Seller shall be available, from time to time, to advise representatives of Purchaser as to the manner of provision, and components, of the sales and marketing services heretofore undertaken by the Seller Parties in connection with the Business.

Section 11.5    No Further Use of Assets. The Seller Parties will, simultaneously with the Closing, discontinue all use of the Assets, including, without limitation, the tradenames and marks included within the Assets, and Seller shall promptly file all necessary or desirable instruments, with the appropriate authorities, to effectuate the change of corporate names and tradenames of Seller.

ARTICLE XII

MISCELLANEOUS

Section 12.1    Governing Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Florida notwithstanding principles of conflicts of laws thereof. THE PARTIES HERETO CONSENT THAT ANY LEGAL OR EQUITY PROCEEDING BROUGHT IN CONNECTION WITH OR ARISING OUT OF ANY MATTER RELATING TO THIS AGREEMENT, SHALL BE INSTITUTED ONLY IN A FEDERAL OR STATE COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF FLORIDA, COUNTY OF PALM BEACH, TO THE EXCLUSION OF ANY OTHER COURT OR JURISDICTION. THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY CONSENT AND SUBMIT TO THE JURISDICTION, IN ANY SUCH MATTER, OF THE COURTS OF THE STATE OF FLORIDA AND COUNTY OF PALM BEACH TO THE EXCLUSION OF ANY OTHER COURT OR JURISDICTION, AND WAIVES ANY OBJECTION HE/SHE MAY HAVE TO EITHER THE JURISDICTION OR VENUE OF SUCH COURTS.

Section 12.2    Terms and Conditions. The term "Agreement" as used herein, as well as the terms "herein," "hereof," "hereunder" and the like shall mean this Agreement in its entirety and all Schedules and Exhibits attached hereto, all of which hereby made a part hereof. The captions and section headings hereof are for reference and convenience only and do not enter into or become part of the context. All pronouns, singular and plural, masculine, feminine or neuter, shall mean and include the person, entity, firm, or corporation to which they relate as the context may require.

Section 12.3    Severability. In the event that any term, covenant, condition, agreement, section or provision hereof shall be deemed invalid or unenforceable by a court of competent and final jurisdiction, this Agreement shall not terminate or be deemed void or voidable, but shall continue in full force and effect and there shall be substituted for such stricken provision a like but legal and enforceable provision which most nearly accomplishes the intention of the parties hereto.

Section 12.4    Notices. All notices, requests, demands, and other communications shall be deemed to have been duly given if in writing and delivered by hand or sent by reliable overnight delivery service (e.g., Federal Express), telecopier (receipt confirmed) or certified or registered mail, postage prepaid, to the appropriate address indicated below or to such other address as may be given in a notice sent to the other Parties hereto:

If to Purchaser:

c/o Emerging Vision, Inc.
100 Quentin Roosevelt Boulevard
Suite 508
Garden City, New York 11530
Attention: CEO

with a copy to:

c/o Emerging Vision, Inc.
100 Quentin Roosevelt Boulevard
Suite 508
Garden City, New York 11530
Attention: General Counsel

If to the Seller Parties:

Combine Optical Management Corp.
6001 Broken Sound Parkway
Suite 508
Boca Raton, FL 33487

with a copy to:

S. Howard Orner, Esq.
2825 University Drive
Coral Springs, FL 33065

Section 12.6   Counterparts. This Agreement may be executed in one or more counterparts, and exchanged via facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 12.7    Schedules and Exhibits. Each Schedule and Exhibit referred to in this Agreement is hereby incorporated by reference and made an integral part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

Section 12.8    Survival. All representations, warranties, covenants and agreements contained in this Agreement and in the Transaction Documents shall survive Closing and the consummation of the transactions contemplated herein or therein, notwithstanding any investigation or examination made by or on behalf of any of the Parties, nor any knowledge with respect thereto.

Section 12.9   Confidentiality. Whether or not the transactions contemplated herein are consummated, the Parties hereto agree to keep confidential any and all information and data with respect to another party which it received as a result of any investigation or disclosure made in connection with this Agreement and which is not otherwise available to third parties; provided, however, that each Party shall be permitted to disclose any such information or data (A) to the extent such party believes that such disclosure is reasonably required by applicable law or regulation, and (B) as is necessary to obtain consents to the transactions contemplated hereby. In the event the transactions contemplated by this Agreement are not consummated, each Party shall return all documents, work papers, financial statements and other materials and information obtained from another party, or its agents, pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, Purchaser may, at its option, disclose any such materials, as well as the terms and provisions of this Agreement and the Transaction Documents, to any potential investor or future client of the Business or the Purchaser without notice to, or the consent of, the Seller Parties.

Section 12.10  Press Release and Announcements. No Party shall issue any press release or announcement or make any other public disclosure relating to the subject matter of this Agreement prior to the Closing Date without the prior written approval of the other Party, which consent shall not be unreasonably withheld; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation, in which case, the disclosing party will advise the other party prior to making the disclosure.

Section 12.11  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit or detriment of the parties hereto and their respective heirs, personal representatives, permitted successors and assigns.

Section 12.12  Assignment. No Party may assign any of its rights, duties or obligations under this Agreement without the prior written consent of the other Parties, and any attempt to do so shall be null and void and of no force and effect upon the non-consenting Party. Notwithstanding the foregoing, Purchaser shall have the right, exercisable in its sole and absolute discretion, to assign this Agreement and any one or more of the Transaction Documents to any Person, without the consent of any Party.

Section 12.13  Entire Agreement; Modification of Agreement; Further Assurances. This Agreement embodies the entire agreement of the Parties relating to the subject matter and supersedes all prior oral or written agreements between the Parties with respect to said subject matter. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by each of the Parties. The Parties hereby agree to execute and deliver all such instruments, documents and agreements reasonably requested by any Party hereto to more fully effectuate the transactions contemplated by this Agreement.

Section 12.14  Remedy at Law Inadequate. The Seller Parties hereby acknowledge and agree that, upon any actual or threatened breach of any of the provisions of this Agreement, Purchaser will suffer irreparable damages and its remedy at law will be inadequate, and Purchaser and its successors and assigns shall be entitled to injunctive or other equitable relief in addition to any other remedy it may have for a breach of such provisions.

Section 12.15  Remedies Cumulative. All remedies, rights, powers and privileges conferred hereunder upon the parties, unless otherwise provided, shall be cumulative and not restricted to those provided by law.

Section 12.16  Expenses. Each party shall pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

Section 12.17  No Third Party Beneficiaries. Nothing in this Agreement is intended to create a benefit in favor of, or an obligation to, any person or entity not a party to this Agreement.

Section 12.18  Waiver of Breach or Violation Not Deemed Continuing. The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation of any provision hereof. No breach or violation of any provision hereof may be waived, except by an agreement, in writing, signed by the waiving Party.

Section 12.19. Construction. The Parties acknowledge and agree that this Agreement and each of the Transaction Documents are the result of arms-length negotiations among the Parties, and has been reviewed by each Party and their respective counsel. Accordingly, this Agreement shall be deemed the product of each Party hereto, and no ambiguity shall be constructed in favor of or against any Party.

Section 12.20.  Legal Fees. In the event of any litigation arising out of or relating to this Agreement or any instrument or document delivered pursuant hereto, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and expenses, including all related litigation costs. Attorneys’ fees shall include all fees incurred in establishing the entitlement to, and the quantum of, such fees. Attorneys’ fees shall also include all fees and related litigation costs incurred in connection with all appeals and applications to the initial tribunal and all courts to which appeals are taken.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement, under seal, all as of the day and year first above written.

COMBINE OPTICAL MANAGEMENT CORP.

By: Neil Glachman
Neil Glachman, President

Neil Glachman
Neil Glachman, Individually

EMERGING VISION, INC.

By: Christopher G. Payan

Christopher G. Payan, CEO

COM ACQUISITION, INC.

By: Christopher G. Payan
Christopher G. Payan, CEO

SCHEDULE 2.1.1(A)

PERSONAL PROPERTY

DESCRIPTION	QUANTITY

DESKS	5
CHAIRS	23
CREDENZAS	2
CONFERENCE TABLE	1
TABLES	2
FILE CABENETS	19
DESKTOP PC	6
MONITORS	7
SERVER (UNIX)	1
SERVER (FIREWALL)	1
PRINTER	1	XEROX DOCUPRINT 40
PRINTER	1	XEROX PHASER 5500
PRINTER	1	HP LASERJET 5000
UPS	8
HUBS	2	SMC
LUCENT PHONE SYATEM	1
ROUTERS	2	NETVANTA 3200, BARRACADE
RO WATER COOLER	1
REFRIGERATOR	1
MICROWAVE OVEN	1
CREDIT CARD TERMINAL	1
C.C TERMINAL PRINTER	1
TELLERSCAN CHECK SCANNER	1	TS220E
FAX MACHINE	2
COPIER	1
SHREDDER	1

  SCHEDULE 2.1.1(C)

CUSTOMER CREDIT APPLICATIONS

CREDIT APPLICATIONS STORED IN BINDERS

ONE EACH, EXAMPLES OF APPLICATIONS

SCHEDULE 2.1.1(F)

OPERATING CONTRACTS

Paetec Telecommunications

Pitney Bowes Postage System

Office Lease- Sabre Centre II

Tura Contract

Imperial Contract

Essilor Settlement and Release Agreement

SCHEDULE 2.1.1(G)

INTELLECTUAL PROPERTY

SCHEDULE 2.1.1(G)(v)

CUSTOMER LIST

ELECTRONIC FILE

SCHEDULE 2.1.1(H)

OTHER INTELLECTUAL PROPERTY

Telephone Numbers

800-676-2010

800-998-3272

561-750-6633

561-750-7362

561-939-3362

561-561-5196

Domain Names

combineoptical.com

combinebuyinggroup.com

SCHEDULE 3.2.1(A)(1)

ACCOUNTS RECEIVABLE

ELECTRONIC FILE

  SCHEDULE 3.3

ALLOCATION OF CONSIDERATION

Combine Customized business operating software	1,480,000
Customer List	650,000
Personal property	30,000
Customer Credit Applications	65,000
Domain Registrations and Telephone Numbers	25,000
Accounts Receivable	90,000
Website	100,000
Software Licences	25,000
Goood Will	8,000
_______________
2,473,000

SCHEDULE 5.1.5

LIABILITIES

PAYABLES RELATED TO ACCOUNTS RECEIVABLE INVOICES

ESSILOR SETTLEMENT AGREEMENT ATTACHED

Paetec Telecommunications

Pitney Bowes Postage System

Office Lease- Sabre Centre II

SCHEDULE 5.1.8

FINANCIAL STATEMENTS

UNAUDITED 2004, 2005 STATEMENTS

INTERNALLY PREPARED P&L STATEMENT JAN. 2006 THRU JUNE 2006

SCHEDULE 5.1.12

RECEIVABLES

ELECTRONIC FILE SCHEDULE 5.1.14

OWNED SOFTWARE

LICENSED SOFTWARE

BUSINESS SOFTWARE

COMBINE BUYING GROUP WEBSITE

COMBINE OPTICAL MANAGEMENT PROPRIETARY OPERATING SOFTWARE

SCO UNIX OPERATING SYSTEM LICENSE

SCO INFORMIX DATABASE SOFTWARE

MICROSOFT WORD LICENSE

MICROSOFT EXCEL LICENSE

MICROSOFT POWERPOINT LICENSE

MICROSOFT XP LICENSES FOR DESK TOPS

SCHEDULE 5.1.15

INTANGIBLE PROPERTY

OCCUPATIONAL LICENSE

ANNUAL REPORT

SCHEDULE 5.1.17

EMPLOYEES

ATTACHED ADP PAYROLL REPORT

SCHEDULE 5.1.21(H)

LETTERS OF CREDIT

Luxottica	250,000*
Marchon	150,000
Safilo	135,000

* Luxottica has asked for 450,000

SCHEDULE 5.1.24

SHAREHOLDER ENTITIES

Visus LLC	44.4%

Group Purchasing Inc. 33.33%

Ocular Insignt Inc.	100%

Optical Opportunities LLC 50%

SCHEDULE 5.1.27

SUPPLIERS

ELECTRONIC FILE